Exhibit 99.1

WYNDHAM HOTELS & RESORTS REPORTS STRONG FIRST QUARTER RESULTS

Company Delivers Record First Quarter Openings and Development Pipeline
PARSIPPANY, N.J., April 30, 2025 - Wyndham Hotels & Resorts (NYSE: WH) today announced results for the three months ended March 31, 2025. Highlights include:
•Global openings of 15,000 rooms increased 13% year-over-year, a record first quarter.
•System-wide rooms grew 4% year-over-year.
•Awarded 181 development contracts globally, an increase of 6% year-over-year.
•Development pipeline grew 1% sequentially and 5% year-over-year to a record 254,000 rooms.
•Global RevPAR grew 2% in constant currency.
•Fee-related and other revenues increased 4% year-over-year.
•Diluted earnings per share of $0.78 compared to $0.19 in the prior-year quarter and adjusted diluted EPS grew 10% year-over-year to $0.86, or 20% on a comparable basis.
•Net income of $61 million compared to $16 million in the prior-year quarter; adjusted net income increased 5% year-over-year to $67 million, or 14% on a comparable basis.
•Adjusted EBITDA increased 3% year-over-year to $145 million, or 9% on a comparable basis.
•Returned $109 million to shareholders through $76 million of share repurchases and quarterly cash dividends of $0.41 per share.
“We delivered a solid start to the year with strong system growth, record first-quarter openings and continued expansion across every region,” said Geoff Ballotti, president and chief executive officer. “While the macro environment remains uncertain, we’re staying focused on what we can control — investing in high-quality growth, executing with discipline and supporting our franchisees. Our asset-light, franchise-only business model has consistently outperformed during economic downturns and positions us well to deliver long-term value for our shareholders through all phases of any economic cycle."

System Size and Development

	Rooms
	March 31, 2025	March 31, 2024	YOY Change (bps)
United States	502,600	499,100	70
International	404,600	377,200	730
Global	907,200	876,300	350
The Company's global system grew 4%. Importantly, these results included 4% growth in the higher RevPAR midscale and above segments in the U.S., as well as strong growth in the Company's higher RevPAR EMEA and Latin America regions, which grew a combined 6%. The Company remains on track to achieve its net room growth outlook of 3.6% to 4.6% for the full year 2025.
On March 31, 2025, the Company's global development pipeline consisted of approximately 2,140 hotels and 254,000 rooms, representing another record-high level and a 5% year-over-year increase. Key highlights include:
•5% growth in the U.S. and 4% internationally
•19th consecutive quarter of sequential pipeline growth
•Approximately 70% of the pipeline is in the midscale and above segments, which grew 7% year-over-year
•Approximately 17% of the pipeline is in the extended stay segment
•Approximately 58% of the pipeline is international
•Approximately 77% of the pipeline is new construction and approximately 35% of these projects have broken ground
•During first quarter 2025, the Company awarded 181 new contracts, an increase of 6% year-over-year.
RevPAR

	First Quarter 2025	YOY Constant Currency % Change
United States	$42.37	2%
International	28.73	3
Global	36.13	2
First quarter global RevPAR increased 2% in constant currency compared to 2024, reflecting 2% growth in the U.S. and 3% growth internationally.

In the U.S., RevPAR growth includes 100 basis points of benefit from hurricanes and the timing of the Easter holiday. Excluding those factors, the Company's U.S. RevPAR grew 60 basis points year-over-year as pricing strength was partially offset by softer demand with the pullback more pronounced during March.

Internationally, RevPAR growth was also driven by pricing power. The Company continued to see strong performance in its EMEA and Latin America regions, with year-over-year growth of 6% and 25%, respectively, reflecting robust pricing power, partially offset by modest occupancy declines. In China, demand remained steady but RevPAR declined 8% year-over-year reflecting continued pricing pressure.
First Quarter Operating Results
The comparability of the Company’s first quarter results is impacted by marketing fund variability. The Company’s reported results and comparable-basis results (adjusted to neutralize these impacts) are presented below to enhance transparency and provide a better understanding of the results of the Company’s ongoing operations.

	Fee-related and other revenues	Net Income(a)	Adjusted EBITDA	Reported diluted EPS(a)	Adjusted diluted EPS(a)
2024 reported	$304	$16	$141	$0.19	$0.78

2025 reported	316	61	145	0.78	0.86
Change	12	45	4	0.59	0.08
Less: Marketing fund variability	n/a	(6)	(8)	(0.07)	(0.07)
Comparable growth	$12	$51	$12	$0.66	$0.15

Comparable growth rate	4%	NM	9%	NM	20%

NOTE: Growth rates may not recalculate due to rounding; see Table 7 for a reconciliation of non-GAAP metrics and Table 9 for definitions.
(a)    Includes estimated tax impact of marketing fund variability.

•Fee-related and other revenues grew 4% to $316 million compared to $304 million in first quarter 2024, which reflects higher royalties and franchise fees and higher ancillary revenues.
•The Company generated net income of $61 million compared to $16 million in first quarter 2024. The increase primarily reflects lower transaction-related expenses in connection with defending an unsuccessful hostile takeover attempt. Other items primarily include the absence of impairment and restructuring costs recorded in first quarter 2024, partially offset by higher interest expense. Adjusted net income grew 5% to $67 million compared to $64 million in first quarter 2024.
•Adjusted EBITDA grew 3% to $145 million compared to $141 million in first quarter 2024. This increase included an $8 million unfavorable impact from marketing fund variability, excluding which adjusted EBITDA grew 9% on a comparable basis, primarily reflecting higher fee-related revenues and margin expansion.
•Diluted earnings per share was $0.78 compared to $0.19 in first quarter 2024. This increase reflects higher net income and the benefit of a lower share count due to share repurchase activity.
•Adjusted diluted EPS grew 10% to $0.86 compared to $0.78 in first quarter 2024. This increase included an unfavorable impact of $0.07 per share related to marketing fund variability (after estimated taxes). On a comparable basis, adjusted diluted EPS increased approximately 20% year-over-year, reflecting comparable adjusted EBITDA growth, lower depreciation and amortization and the benefit of share repurchase activity, partially offset by higher interest expense.
•During first quarter 2025, the Company’s marketing fund expenses exceeded revenues by $22 million; while in first quarter 2024, the Company’s marketing fund expenses exceeded revenues by $14 million, resulting in $8 million of marketing fund variability.
Full reconciliations of GAAP results to the Company's non-GAAP adjusted measures for all reported periods appear in the tables to this press release.
Balance Sheet and Liquidity
The Company generated $59 million of net cash provided by operating activities and $80 million of free cash flow in first quarter 2025. The Company ended the quarter with a cash balance of $48 million and approximately $637 million in total liquidity.
The Company’s net debt leverage ratio was 3.5 times at March 31, 2025, at the midpoint of the Company’s 3 to 4 times stated target range and in line with expectations.
Share Repurchases and Dividends
During the first quarter, the Company repurchased approximately 797,000 shares of its common stock for $76 million.
The Company paid common stock dividends of $33 million, or $0.41 per share, during the first quarter 2025.
Full-Year 2025 Outlook
The Company is refining its outlook to reflect a softer-than-expected RevPAR environment. The updated range reflects a variety of potential outcomes for the remainder of the year, from a more optimistic scenario in which the softness seen in March and April proves to be temporary, to a more cautious view that contemplates persistent pressure on demand throughout the remainder of the year.

	Updated Outlook	Prior Outlook
Year-over-year rooms growth	3.6% - 4.6%	3.6% - 4.6%
Year-over-year global RevPAR growth (a)	(2%) - 1%	2% - 3%
Fee-related and other revenues	$1.45 - $1.49 billion	$1.49 - $1.51 billion
Adjusted EBITDA	$730 - $745 million	$745 - $755 million
Adjusted net income	$358 - $372 million	$369 - $379 million
Adjusted diluted EPS	$4.57 - $4.74	$4.66 - $4.78
Free cash flow conversion rate	~57%	57% - 60%

(a)    Represents constant currency basis; on a reported basis, which includes foreign currency impacts, would be (3%) - 0%.

The Company continues to expect marketing fund revenues to approximate expenses during full-year 2025 though seasonality of spend will affect the quarterly comparisons throughout the year.
More detailed projections are available in Table 8 of this press release. The Company is providing certain financial metrics only on a non-GAAP basis because, without unreasonable efforts, it is unable to predict with reasonable certainty the occurrence or amount of all of the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.
Conference Call Information
Wyndham Hotels will hold a conference call with investors to discuss the Company’s results and outlook on Thursday, May 1, 2025 at 8:30 a.m. ET. Listeners can access the webcast live through the Company’s website at https://investor.wyndhamhotels.com. The conference call may also be accessed by dialing 800 343-4136 and providing the passcode “Wyndham”. Listeners are urged to call at least five minutes prior to the scheduled start time. An archive of this webcast will be available on the website beginning at noon ET on May 1, 2025. A telephone replay will be available for approximately ten days beginning at noon ET on May 1, 2025 at 800 688-9459.
Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors as an additional tool for further understanding and assessing the Company’s ongoing operating performance. The Company uses these measures internally to assess its operating performance, both absolutely and in comparison to other companies, and to make day to day operating decisions, including in the evaluation of selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of GAAP results to the comparable non-GAAP measures for the reported periods appear in the financial tables section of this press release.
About Wyndham Hotels & Resorts
Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company by the number of franchised properties, with approximately 9,300 hotels across over 95 countries on six continents. Through its network of approximately 907,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 25 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel®, La Quinta®, Baymont®, Wingate®, AmericInn®, ECHO Suites®, Registry Collection Hotels®, Trademark Collection® and Wyndham®. The Company’s award-winning Wyndham Rewards loyalty program offers over 115 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit https://investor.wyndhamhotels.com. The Company may use its website and social media channels as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Disclosures of this nature will be included on the Company's website in the Investors section, which can currently be accessed at https://investor.wyndhamhotels.com or on the

Company's social media channels, including the Company's LinkedIn account which can currently be accessed at https://www.linkedin.com/company/wyndhamhotels. Accordingly, investors should monitor this section of the Company's website and the Company's social media channels in addition to following the Company's press releases, filings submitted with the Securities and Exchange Commission and any public conference calls or webcasts.
Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the federal securities laws, including statements related to Wyndham's current views and expectations with respect to its future performance and operations, including revenues, earnings, cash flow and other financial and operating measures, share repurchases and dividends and restructuring charges. Forward-looking statements are any statements other than statements of historical fact, including those that convey management's expectations as to the future based on plans, estimates and projections at the time Wyndham makes the statements and may be identified by words such as "will," "expect," "believe," "plan," "anticipate," "predict," "intend," "goal," "future," "forward," "remain," "confident," "outlook," "guidance," "target," "objective," "estimate," "projection" and similar words or expressions, including the negative version of such words and expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions, including inflation, higher interest rates and potential recessionary pressures, which may impact decisions by consumers and businesses to use travel accommodations; global trade disputes, including with China; the performance of the financial and credit markets; the economic environment for the hospitality industry; operating risks associated with the hotel franchising business; Wyndham's relationships with franchisees; the impact of war, terrorist activity, political instability or political strife, including the ongoing conflicts between Russia and Ukraine and conflicts in the Middle East, respectively; global or regional health crises or pandemics including the resulting impact on Wyndham's business, operations, financial results, cash flows and liquidity, as well as the impact on its franchisees, guests and team members, the hospitality industry and overall demand for and restrictions on travel; Wyndham's ability to satisfy obligations and agreements under its outstanding indebtedness, including the payment of principal and interest and compliance with the covenants thereunder; risks related to Wyndham's ability to obtain financing and the terms of such financing, including access to liquidity and capital; and Wyndham's ability to make or pay, plans for and the timing and amount of any future share repurchases and/or dividends, as well as the risks described in Wyndham's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent reports filed with the Securities and Exchange Commission. These risks and uncertainties are not the only ones Wyndham may face and additional risks may arise or become material in the future. Wyndham undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by law.
# # #

Contacts Investors: Matt Capuzzi Senior Vice President, Investor Relations 973 753-6453 ir@wyndham.com	Media: Maire Griffin Senior Vice President, Global Communications 973 753-6590 WyndhamHotelsNews@wyndham.com

Table 1
WYNDHAM HOTELS & RESORTS
INCOME STATEMENT
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Net revenues
Royalties and franchise fees	$126	$116
Marketing, reservation and loyalty	116	117
Management and other fees	2	2
License and other fees	27	26
Other	45	43
Fee-related and other revenues	316	304
Cost reimbursements	—	1
Net revenues	316	305

Expenses
Marketing, reservation and loyalty	138	131
Operating	19	19
General and administrative	30	28
Cost reimbursements	—	1
Depreciation and amortization	15	20
Transaction-related	1	41
Separation-related	1	—
Impairment	—	12
Restructuring	—	3
Total expenses	204	255

Operating income	112	50
Interest expense, net	33	28

Income before income taxes	79	22
Provision for income taxes	18	6
Net income	$61	$16

Earnings per share
Basic	$0.78	$0.20
Diluted	0.78	0.19

Weighted average shares outstanding
Basic	77.9	81.2
Diluted	78.7	81.8

Table 2
WYNDHAM HOTELS & RESORTS
HISTORICAL REVENUE AND ADJUSTED EBITDA BY SEGMENT

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Hotel Franchising
Net revenues
2025	$316	n/a	n/a	n/a	n/a
2024	305	$367	$396	$341	$1,408
Adjusted EBITDA
2025	$161	n/a	n/a	n/a	n/a
2024	158	$195	$224	$189	$767

Corporate
Net revenues
2025	$—	n/a	n/a	n/a	n/a
2024	—	$—	$—	$—	$—
Adjusted EBITDA
2025	$(16)	n/a	n/a	n/a	n/a
2024	(17)	$(17)	$(16)	$(21)	$(73)

Total Company
Net revenues
2025	$316	n/a	n/a	n/a	n/a
2024	305	$367	$396	$341	$1,408
Net income
2025	$61	n/a	n/a	n/a	n/a
2024	16	$86	$102	$85	$289
Adjusted EBITDA
2025	$145	n/a	n/a	n/a	n/a
2024	141	$178	$208	$168	$694

NOTE: Amounts may not add across due to rounding. See Table 7 for reconciliations of Total Company non-GAAP measures and Table 9 for definitions.

Table 3
WYNDHAM HOTELS & RESORTS
CONDENSED CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Operating activities
Net income	$61	$16
Depreciation and amortization	15	20
Payments of development advance notes, net	(28)	(31)
Working capital and other, net	11	71
Net cash provided by operating activities	59	76
Investing activities
Property and equipment additions	(7)	(9)
Loan advances	(52)	(15)
Net cash used in investing activities	(59)	(24)
Financing activities
Proceeds from long-term debt	140	48
Payments of long-term debt	(76)	(8)
Dividends to shareholders	(33)	(32)
Repurchases of common stock	(74)	(55)
Other, net	(22)	(20)
Net cash used in financing activities	(65)	(67)
Effect of changes in exchange rates on cash, cash equivalents and restricted cash	—	(1)
Net decrease in cash, cash equivalents and restricted cash	(65)	(16)
Cash, cash equivalents and restricted cash, beginning of period	113	66
Cash, cash equivalents and restricted cash, end of period	$48	$50

Free Cash Flow:

	Three Months Ended March 31,
	2025	2024
Net cash provided by operating activities	$59	$76
Less: Property and equipment additions	(7)	(9)
Plus: Payments of development advance notes, net	28	31
Free cash flow	80	98
Plus: Adjusting items (a)	—	4
Adjusted free cash flow	$80	$102

(a)    Represents payments related to the Company's defense of an unsuccessful hostile takeover attempt.

Table 4
WYNDHAM HOTELS & RESORTS
BALANCE SHEET SUMMARY AND DEBT
(In millions)
(Unaudited)

		As of March 31, 2025	As of December 31, 2024
Assets
Cash and cash equivalents		$48	$103
Trade receivables, net		278	271
Property and equipment, net		95	94
Goodwill and intangible assets, net		3,069	3,073
Other current and non-current assets		759	682
Total assets		$4,249	$4,223

Liabilities and stockholders' equity
Total debt		$2,528	$2,463
Other current liabilities		408	423
Deferred income tax liabilities		327	332
Other non-current liabilities		407	355
Total liabilities		3,670	3,573
Total stockholders' equity		579	650
Total liabilities and stockholders' equity		$4,249	$4,223

Our outstanding debt was as follows:
	Weighted Average Interest Rate (a)	As of March 31, 2025	As of December 31, 2024
$750 million revolving credit facility (due April 2027)	6.3%	$161	$88
$400 million term loan A (due April 2027)	6.2%	359	364
$1.5 billion term loan B (due May 2030)	5.3%	1,512	1,515
$500 million 4.375% senior unsecured notes (due August 2028)	4.4%	496	496
Total debt	5.3%	2,528	2,463
Cash and cash equivalents		48	103
Net debt		$2,480	$2,360
Net debt leverage ratio		3.5x	3.4x

(a)    Represents weighted average interest rates for the first quarter 2025, including the effects of hedging.

Our outstanding debt as of March 31, 2025 matures as follows:
Amount
Within 1 year	$45
Between 1 and 2 years	45
Between 2 and 3 years	476
Between 3 and 4 years	512
Between 4 and 5 years	16
Thereafter	1,434
Total	$2,528

Table 5
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Three Months Ended March 31,
	2025	2024	Change	% Change
Beginning Room Count (January 1)
United States	501,800	497,600	4,200	1%
International	401,200	374,200	27,000	7
Global	903,000	871,800	31,200	4

Additions
United States	6,500	7,000	(500)	(7)
International	8,300	6,100	2,200	36
Global	14,800	13,100	1,700	13

Deletions
United States	(5,700)	(5,500)	(200)	(4)
International	(4,900)	(3,100)	(1,800)	(58)
Global	(10,600)	(8,600)	(2,000)	(23)

Ending Room Count (March 31)
United States	502,600	499,100	3,500	1
International	404,600	377,200	27,400	7
Global	907,200	876,300	30,900	4%

	As of March 31,				FY 2024 Royalty Contribution
	2025	2024	Change	% Change
System Size
United States
Economy	223,500	229,700	(6,200)	(3%)
Midscale and Above	279,100	269,400	9,700	4
Total United States	502,600	499,100	3,500	1%	78%

International
Greater China	186,700	172,300	14,400	8%	4
Rest of Asia Pacific	40,200	35,300	4,900	14	2
Europe, the Middle East and Africa	93,200	89,000	4,200	5	8
Canada	39,800	39,800	—	—	5
Latin America	44,700	40,800	3,900	10	3
Total International	404,600	377,200	27,400	7%	22

Global	907,200	876,300	30,900	4%	100%

Table 5 (continued)
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Three Months Ended March 31, 2025	Constant Currency % Change (a)
Regional RevPAR Growth
United States
Economy	$33.63	2%
Midscale and Upper Midscale	48.21	1
Upscale and Above	80.52	(8)
Total United States	$42.37	2%

International
Greater China	$13.42	(8%)
Rest of Asia Pacific	33.28	8
Europe, the Middle East and Africa	42.76	6
Canada	39.70	2
Latin America	58.05	25
Total International	$28.73	3%

Global	$36.13	2%

	Three Months Ended March 31,
	2025	2024	% Change (b)
Average Royalty Rate
United States	4.8%	4.6%	19 bps
International	2.6%	2.4%	15 bps
Global	4.0%	3.8%	16 bps

(a)    International and global exclude the impact of currency exchange movements.
(b)    Amounts may not recalculate due to rounding.

Table 6
WYNDHAM HOTELS & RESORTS
HISTORICAL REVPAR AND ROOMS

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total System
Global RevPAR
2025	$36.13	n/a	n/a	n/a	n/a
2024	$36.28	$45.99	$49.33	$40.01	$42.91
U.S. RevPAR
2025	$42.37	n/a	n/a	n/a	n/a
2024	$41.68	$55.44	$57.98	$46.41	$50.37
International RevPAR
2025	$28.73	n/a	n/a	n/a	n/a
2024	$29.38	$34.11	$38.60	$32.17	$33.59
Global Rooms
2025	907,200	n/a	n/a	n/a	n/a
2024	876,300	884,900	892,600	903,000	903,000
U.S. Rooms
2025	502,600	n/a	n/a	n/a	n/a
2024	499,100	499,400	500,600	501,800	501,800
International Rooms
2025	404,600	n/a	n/a	n/a	n/a
2024	377,200	385,500	392,000	401,200	401,200

Table 7
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions)

The tables below reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors’ understanding of the overall impact of such adjustments. We believe that adjusted EBITDA, adjusted net income and adjusted diluted EPS financial measures provide useful information to investors about us and our financial condition and results of operations because these measures are used by our management team to evaluate our operating performance and make day-to-day operating decisions and adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry. These measures also assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. These non-GAAP reconciliation tables should not be considered in isolation or as a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP and may not be comparable to similarly-titled measures used by other companies.

Reconciliation of Net Income to Adjusted EBITDA:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2025
Net income	$61
Provision for income taxes	18
Depreciation and amortization	15
Interest expense, net	33
Stock-based compensation	9
Development advance notes amortization	7
Transaction-related (a)	1
Separation-related (b)	1
Adjusted EBITDA	$145

2024
Net income	$16	$86	$102	$85	$289
Provision for income taxes	6	26	35	13	79
Depreciation and amortization	20	17	17	17	71
Interest expense, net	28	30	34	32	124
Early extinguishment of debt (c)	—	3	—	—	3
Stock-based compensation	10	10	10	11	41
Development advance notes amortization	5	6	6	6	24
Transaction-related (a)	41	5	1	—	47
Restructuring costs (d)	3	7	2	4	15
Impairment (e)	12	—	—	—	12
Separation-related (b)	—	(12)	1	—	(11)
Adjusted EBITDA	$141	$178	$208	$168	$694

NOTE: Amounts may not add due to rounding.
(a)    Represents costs related to corporate transactions, including the Company's defense of an unsuccessful hostile takeover attempt. 2024 also includes costs related to the Company's repricing and upsizing of its term loan B.
(b)    Represents costs (income) associated with the Company's spin-off from Wyndham Worldwide.
(c)    Amounts relate to non-cash charges associated with the Company's refinancing of its term loan B.
(d)    Represents charges associated with the Company's 2024 restructuring plan consisting primarily of employee related costs.
(e) Primarily represents an impairment of development advance notes as a result of the Company’s evaluation of the recoverability of their carrying value.

Table 7 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions, except per share data)

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS:

	Three Months Ended March 31,
	2025	2024
Diluted earnings per share	$0.78	$0.19

Net income	$61	$16

Adjustments:
Acquisition-related amortization expense (a)	6	7
Transaction-related	1	41
Separation-related	1	—
Impairment	—	12
Restructuring costs	—	3
Total adjustments before tax	8	63
Income tax provision (b)	2	15
Total adjustments after tax	6	48
Adjusted net income	$67	$64
Adjustments - EPS impact	0.08	0.59
Adjusted diluted EPS	$0.86	$0.78

Diluted weighted average shares outstanding	78.7	81.8

(a)    Reflected in depreciation and amortization on the income statement.
(b)    Reflects the estimated tax effects of the adjustments.

Table 8
WYNDHAM HOTELS & RESORTS
2025 OUTLOOK
As of April 30, 2025
(In millions, except per share data)

The Company is refining its outlook to reflect a softer-than-expected RevPAR environment. The updated range reflects a variety of potential outcomes for the remainder of the year, from a more optimistic scenario in which the softness seen in March and April proves to be temporary, to a more cautious view that contemplates persistent pressure on demand throughout the remainder of the year.

2025 Outlook
Fee-related and other revenues	$1,445 – 1,485
Adjusted EBITDA	730 – 745
Depreciation and amortization expense (a)	37 – 39
Development advance notes amortization expense	32 – 34
Stock-based compensation expense	42 – 44
Interest expense, net	136 – 138
Adjusted income before income taxes	477 – 496
Income tax expense (b)	119 – 125
Adjusted net income	$358 – 372

Adjusted diluted EPS	$4.57 – 4.74

Diluted shares (c)	78.4

Capital expenditures	$40 – 45
Development advance notes	Approx. $110

Free cash flow conversion rate	~57%

Year-over-Year Growth
Global RevPAR (d)	(2%) – 1%
Number of rooms	3.6% – 4.6%

(a)    Excludes amortization of acquisition-related intangible assets of approximately $27 million.
(b)    Outlook assumes an effective tax rate of approximately 25%.
(c)    Excludes the impact of any share repurchases after March 31, 2025.
(d)    Represents constant currency basis; on a reported basis, which includes foreign currency impacts, would be (3%) - 0%.
If a more significant pullback in demand were to materialize beyond the Company's current assumptions, actual results could fall below this range. To assist with modeling, each 1% change in RevPAR equates to an approximate $10 million impact to fee-related and other revenues and $4 million to adjusted EBITDA.
In determining adjusted EBITDA, interest expense, net, adjusted income before income taxes, adjusted net income, adjusted diluted EPS and free cash flow conversion rate, we exclude certain items which are otherwise included in determining the comparable GAAP financial measures. We are providing these measures on a non-GAAP basis only because, without unreasonable efforts, we are unable to predict with reasonable certainty the occurrence or amount of all the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.

Table 9
WYNDHAM HOTELS & RESORTS
DEFINITIONS

Adjusted Net Income and Adjusted Diluted EPS: Represents net income and diluted earnings per share excluding acquisition-related amortization, impairment charges, significant accelerated depreciation, restructuring and related charges, contract termination costs, separation-related items, transaction-related items (acquisition-, disposition-, or debt-related), (gain)/loss on asset sales, foreign currency impacts of highly inflationary countries and special tax items. The Company calculates the income tax effect of the adjustments using an estimated effective tax rate applicable to each adjustment.
Adjusted EBITDA: Represents net income excluding net interest expense, depreciation and amortization, early extinguishment of debt charges, impairment charges, restructuring and related charges, contract termination costs, separation-related items, transaction-related items (acquisition-, disposition-, or debt-related), (gain)/loss on asset sales, foreign currency impacts of highly inflationary countries, stock-based compensation expense, income taxes and development advance notes amortization. Adjusted EBITDA is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to net income or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company's definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Adjusted Free Cash Flow: Represents free cash flow excluding payments related to the Company's defense of an unsuccessful hostile takeover attempt.
Ancillary Revenues: Represents the summation of the license and other fees line item and other revenues line item per the income statement.
Average Daily Rate (ADR): Represents the average rate charged for renting a lodging room for one day.
Average Occupancy Rate: Represents the percentage of available rooms occupied during the period.
Comparable Basis: Represents a comparison eliminating Marketing Fund Variability.
Constant Currency: Represents a comparison eliminating the effects of foreign exchange rate fluctuations between periods (foreign currency translation) and the impact caused by any foreign exchange related activities (i.e., hedges, balance sheet remeasurements and/or adjustments).
FeePAR: Represents annual royalties per room and is calculated by dividing total annual royalty revenue of the Company's franchised hotels by the number of franchised rooms in its system size.
Free Cash Flow: Reflects net cash provided by operating activities excluding development advances, less capital expenditures. The Company believes free cash flow to be a useful operating performance measure to it and investors. This measure helps the Company and investors evaluate its ability to generate cash beyond what is needed to fund capital expenditures, debt service and other obligations. Notwithstanding cash on hand and incremental borrowing capacity, free cash flow reflects the Company’s ability to grow its business through investments and acquisitions, as well as its ability to return cash to shareholders through dividends and share repurchases or even to delever. Free cash flow is not a representation of how the Company will use excess cash. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Wyndham Hotels is that free cash flow does not represent the total cash movement for the period as detailed in the condensed consolidated statement of cash flows.
Free Cash Flow Conversion Rate: Represents the percentage of adjusted EBITDA that is converted to free cash flow and provides insights into how efficiently the Company is able to turn profits into cash available for use, such as for investments (including development advance notes), debt reduction, dividends or share repurchases.
Marketing Fund Variability: Relates to the quarterly timing variances from the Company's marketing funds. The Company's franchise agreements require the payment of marketing and reservation fees, and in accordance with these franchise agreements, the Company is generally contractually obligated to expend such fees for the benefit of each of its brands over time. Marketing and reservation fees earned are generally highest during the summer season when the franchised hotels have the highest occupancy and daily rates, while marketing and reservation expenses are generally highest during the first half of the year in an effort to drive higher occupancy in the summer months. Accordingly, the seasonality of the marketing and reservation revenues and expenses results in adjusted EBITDA variability during the quarters throughout the year but are designed such that on a full-year basis, the Company’s marketing funds break even.
Net Debt Leverage Ratio: Calculated by dividing total debt less cash and cash equivalents by trailing twelve months adjusted EBITDA.
Number of Rooms: Represents the number of rooms at the end of the period which are (i) either under franchise and/or management agreements or Company-owned and (ii) properties under affiliation agreements for which the Company receives a fee for reservation and/or other services provided.
RevPAR: Represents revenue per available room and is calculated by multiplying average occupancy rate by ADR.
Royalty Rate: Represents the average royalty rate earned on the Company's franchised properties and is calculated by dividing total royalties, excluding the impact of amortization of development advance notes, by total room revenues.